EXHIBIT 99.1

For Immediate Release:

Steinway Announces Change in Auditors

WALTHAM, MA – April 7, 2008 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced its Board of Directors has selected UHY LLP to serve as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2008.  UHY replaces the Company’s previous independent registered accountants, Deloitte & Touche LLP.

“We have had a very positive relationship with Deloitte over the years,” said Dennis Hanson, Steinway’s CFO.  “However, we believe UHY offers our shareholders the best combination of cost and quality on a go-forward basis and we look forward to working with their team in the future.”

The change was recommended by Steinway’s Audit Committee. The Company and Deloitte did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements.

About UHY

UHY Advisors is the 12th largest professional services firm in the United States offering tax and business consulting nationwide with resources all over the world.  All attest services for the firm are provided by UHY LLP, an independent, licensed CPA firm.  UHY LLP and UHY Advisors are independent members of UHY International, with nearly 200 offices in more than 65 countries and approximately 6,300 employees worldwide.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com